Exhibit 5.3

Solicitors 70 Sir John Rogerson’s Quay Dublin 2 Ireland DO2 R296 T +353 1 232 2000 F +353 1 232 3333 W www.matheson.com DX 2 Dublin

Weatherford International plc

Banhofstrasse 1

6340 Baar

Switzerland

Our Ref	Your Ref	7 June 2016
FBO/GB 661725.20

Dear Sirs

Weatherford International public limited company

We have acted on behalf of Weatherford International public limited company, a public limited company incorporated under the laws of Ireland with company number 540406 (the “Company”) in connection with a post-effective amendment No. 1 to the registration statement on Form S-3 (the “Registration Statement”) filed by the Company pursuant to the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), with the Securities and Exchange Commission of the United States of America (the “SEC”), the related prospectus dated 17 June 2014 included in the Registration Statement (the “Base Prospectus”), the prospectus supplement filed with the SEC on June 3, 2016 relating to the proposed offering and sale by Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”) of up to US$1,265,000,000 principal amount of 5.875% exchangeable senior notes due 2021 exchangeable for ordinary shares (nominal value of US$0.001 per share) in the capital of the Company (the “Shares”) (the “Weatherford Bermuda Notes”), (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), fully and unconditionally guaranteed by the Company under the terms of the Indenture (as defined below) and an underwriting agreement dated 1 June 2016 between the Company and the Underwriters (as defined therein) (the “Underwriting Agreement”).

The Weatherford Bermuda Notes are, or will, be issued under an indenture dated 1 October 2003, as supplemented by supplemental indentures dated 25 March 2008, 8 January 2009, 26 February 2009, 23 September 2010, 4 April 2012, 14 August 2012, 31 March 2013 and 17 June 2014 and 7 June 2016 (the 7 June 2016 supplemental indenture being the “Ninth Supplemental Indenture”), to which Weatherford Bermuda, as issuer, the Company and Weatherford International, LLC a Delaware limited liability company, as guarantors, and Deutsche Bank Trust Company Americas, as trustee, are party (together the “Indenture”).

The Registration Statement, the Prospectus, the Underwriting Agreement and the Indenture are collectively referred to herein as the “Documents”.

1	Scope of appointment and basis of opinion

1.1	We have been requested by the Company to provide this opinion.

1.2	For the purpose of giving this opinion, we have examined:

(a)	the final form of the Prospectus Supplement and a copy of the Underwriting Agreement, sent to us in a pdf attachment to email;

(b)	a copy of the Indenture (including the Ninth Supplemental Indenture), sent to us in a pdf attachment to email;

(c)	a copy of the memorandum and articles of association of the Company (as set out in Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on 17 June 2014);

(d)	copy minutes of a meeting of the board of directors’ of the Company held on 1 June 2016, certified by an assistant secretary of the Company to be a true and complete copy of those minutes of the meeting and that the resolution contained therein has not since been amended or rescinded;

(e)	copy resolutions of the board of directors’ of the Company passed on 30 May 2016, certified by an assistant secretary of the Company to be a true and complete copy of those resolutions of the board and that the resolutions contained therein have not since been amended or rescinded other than the resolution contained in the minutes of a meeting of the board of directors’ of the Company referred to in the preceding sub-paragraph (d);

(f)	copy of written resolutions of the shareholders of Company passed on 6 June 2014, certified by an assistant secretary of the Company to be a true and complete copy of those shareholders’ resolutions which have not since been amended or rescinded;

(g)	a certificate of an assistant secretary of the Company (the “Certificate”), certifying the matters referred to in the preceding sub-paragraphs (d), (e) and (f); and

(h)	an email transmission copy of the results of searches made on 7 June 2016 at the Irish Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court of Ireland and at the Judgments’ Office in the Central Office of the High Court of Ireland against the Company (together the “Searches”).

1.3	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.4	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Company in any of the Documents nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect at the date of this opinion. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

1.6	This opinion is to be construed in accordance with, and governed by, the laws of Ireland, and is given solely on the basis that any issues of interpretation or liability arising hereunder may only be brought before the Irish courts, which will have exclusive jurisdiction in respect of such matters.

1.7	This opinion is delivered in connection with the filing of the Prospectus Supplement with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act for use in connection with the filing of the Prospectus Supplement and is not to be use, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

1.8	We assume no obligation to update the opinions set forth in this letter.

2	Assumptions

For the purpose of giving this opinion we have assumed:

(a)	the authenticity and completeness of all documents submitted to us as originals;

(b)	the completeness and conformity to originals of all documents supplied to us as certified, conformed or photostatic copies or received by us by facsimile or email transmission and the authenticity and completeness of the originals of such documents;

(c)	the genuineness of the signatures and seals on all original and copy documents which we have examined;

(d)	that the resolutions passed by the board of directors of the Company described in the resolutions referred to in paragraph 1.2(e) above, and examined for the purposes of this opinion, were duly passed and adopted at a meeting of the said board of directors, that meeting was properly convened, constituted and held and that the said resolutions have not since been amended or rescinded, other than the resolution contained in the minutes of a meeting of the board of directors of the Company referred to paragraph 1.2(d) above;

(e)	that the resolution passed by the board of directors of the Company described in the minutes referred to in paragraph 1.2(d) above, and examined for the purposes of this opinion, was duly passed and adopted at a meeting of the said board of directors, that meeting was properly convened, constituted and held and that the said resolution has not since been amended or rescinded;

(f)	that the resolutions passed by the shareholders of the Company described in the resolutions referred to above, and examined for the purposes of this opinion, was duly and adopted at a meeting of the said shareholders, that meeting was properly convened, constituted and held and that the said resolutions have not since been amended or rescinded;

(g)	that, at the time of the allotment of any Shares: (i) the Registration Statement and the Prospectus will be effective and continue to be effective; (ii) the Company will have a sufficient number of authorised but unissued Shares in its capital (at least equal to the number of Shares to be allotted and issued); (iii) the directors of the Company will have been generally and unconditionally authorised, as required by clause 1021(1) of the Companies Act 2014 (the “2014 Act”), by the Company’s articles of association or by ordinary resolution of the Company’s shareholders to allot a sufficient number of Shares (at least equal to the number of Shares to be allotted and issued); and (iii) if issued for cash consideration, such Shares will be allotted and issued in accordance with section 1022(1) of the 2014 Act or the directors will have been empowered, by the Company’s articles of association or by a special resolution of the Company’s shareholders, passed in accordance with section 1023(3) of the 2014 Act (or as appropriate under the provisions of any former enactment relating to companies), to allot and issue such Shares as if the said section 1022(1) did not apply to such allotment and issue;

(h)	that, at the time of the allotment and issuance of any Shares and any Weatherford Bermuda Notes, the Prospectus and the Registration Statement will be effective and continue to be effective;

(i)	that any Shares allotted and issued in accordance with the Prospectus, the Registration Statement and the Underwriting Agreement will be paid-up in consideration of the receipt by the Company prior to, or simultaneously with the issue of such Shares, of cash and other consideration at least equal to the nominal value of such Shares and, to the extent that any of the consideration for such Shares is payable otherwise than in cash, that the provisions of sections 1028 to 1035 of the 2014 Act have been complied with;

(j)	that no Shares will be allotted and issued: (i) for consideration of an undertaking from a person that he or another will do work or perform services for the Company or for any other person; (ii) for consideration otherwise than in cash that includes an undertaking which is to be or may be performed more than five years after the date of allotment; or (iii) for other consideration which, from time to time, is not considered good or adequate consideration;

(k)	that no Shares will be allotted and issued other than pursuant to a resolution of the board of directors of the Company (or duly authorised committee thereof) that has been validly and sufficiently proposed and passed in accordance with the articles of association of the Company;

(l)	that the Documents and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Documents and / or this opinion are:

(i)	within the capacity and powers of, have been validly authorised, executed and delivered by and are valid, legal, binding and enforceable obligations of the parties thereto; and

(ii)	are not subject to avoidance by any person,

under all applicable laws and in all applicable jurisdictions other than (in the case of the Company) the laws of Ireland and the jurisdiction of Ireland;

(m)	that the offering or sale (including the marketing) of any Shares and any Weatherford Bermuda Notes will be made, effected and conducted in accordance with and will not violate: (i) the memorandum or articles of association, from time to time, of the Company; (ii) any applicable laws and regulations (including, without limitation, (A) the securities laws and regulations of any jurisdiction (including Ireland) or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of any shares to the public in any jurisdiction (including Ireland) and any prospectus (or analogous disclosure document) prepared in connection therewith; and (B) the competition, anti-trust or merger control laws and regulations of any jurisdiction (including Ireland) or supra-national authority); and (iii) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group;

(n)	that, at the time of the issuance and sale of any Weatherford Bermuda Notes and any Shares: (i) the Registration Statement and the Prospectus will be effective and continue to be effective; (ii) the sale of and payment for any Weatherford Bermuda Notes and any Shares will be in accordance with the Registration Statement, the Underwriting Agreement and the Prospectus (including the prospectus set forth in the Registration Statement and any applicable supplements and amendments thereto); (iii) in any underwritten offering, a definitive purchase, underwriting or similar agreement with respect to any Weatherford Bermuda Notes and any Shares will be duly authorised and validly executed and delivered by the Company and the other parties thereto; and (iv) the issuance and sale (including the marketing) of any Weatherford Bermuda Notes and any Shares will not violate the Company’s memorandum and articles of association, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or result in a default under or breach of any agreement or instrument binding on the Company;

(o)	that Shares will be issued by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid;

(p)	that the Company has not, by virtue of the Documents, given, nor shall it give, directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance whether for the purpose of an acquisition (whether by subscription, purchase, exchange or otherwise) made or to be made by any person of or for any shares in itself or where it is a subsidiary in its holding company;

(q)	that the Company has not given, nor shall it give, directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance whether for the purpose of an acquisition (whether by subscription, purchase, exchange or otherwise) made or to be made by any person of or for any shares in itself or where it is a subsidiary in its holding company;

(r)	that insofar as any of the Documents fall to be performed in any jurisdiction other than Ireland its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(s)	that the Company and Weatherford Bermuda together comprise a “group” for the purposes of section 243 of the 2014 Act and that any person that subsequently becomes an issuer or guarantor under the Indenture or whose obligations are guaranteed thereunder by the Company will also be, and continue to be, a member of such group;

(t)	that there is or are no factual information or documents possessed or discoverable by persons other than ourselves of which we are not aware but of which we should be aware for the purposes of this opinion;

(u)	the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Documents and the accuracy of the Certificate;

(v)	that there are no agreements or arrangements in existence which in any way amend or vary or are inconsistent with the terms of the Documents or in any way bear upon, or are inconsistent with, the contents of this opinion;

(w)	that, in approving the filing by the Company of the Prospectus and the Registration Statement and the execution and delivery by the Company of the Indenture and the Underwriting Agreement, the directors of the Company have acted in a manner they consider, in good faith, to be in the best interests of the Company for its legitimate business purposes and would be most likely to promote the success of the Company for the benefit of its members as a whole;

(x)	the absence of fraud and the presence of good faith on the part of all parties to the Indenture and the Underwriting Agreement and their respective officers, employees, agents and advisers;

(y)	that the information disclosed by the Searches was accurate at the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches carried out since that time;

(z)	that at the time of the allotment of any Shares: (i) the Company and Weatherford Bermuda will be fully solvent; (ii) the Company would not, as a consequence of doing any act or thing which any of the Documents contemplate, permit or require the Company to do, be insolvent; and (iii) Weatherford Bermuda would not, as a consequence of doing any act or thing which any of the Documents contemplate, permit or require the Company to do, be insolvent;

(aa)	that: (i) the Company was, and will be, fully solvent (A) at the time of, and immediately after, the filing of the Prospectus and the Registration Statement, (B) at the time of, and immediately after, the execution and delivery of the Indenture and the Underwriting Agreement and (C) at the date hereof; (ii) the Company would not, as a consequence of doing any act or thing which any of the Documents contemplate, permit or require the Company to do, be insolvent; and (iii) no steps have been taken or, to the best of the knowledge, information and belief of the directors of the Company, are being taken to appoint a receiver, liquidator or an examiner over the Company or any part of its undertaking or assets, or to strike the Company off the Register of Companies or to otherwise dissolve or wind up the Company; and

(bb)	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purposes of giving this opinion.

3	Opinion

Based upon, and subject to, the foregoing and subject to the qualifications set out in this letter and any matter not disclosed to us, we are of the opinion that so far as the laws of Ireland are concerned:

(a)	the Company is a public limited company, duly incorporated and existing under the laws of Ireland; and

(b)	the guarantee provided for under the Indenture has been duly authorised by the Company and constitutes a legal, valid and binding obligation of the Company.

4	Qualifications

The opinions set forth in this opinion letter are given subject to the following qualifications:

(a)	A search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented and a search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed. Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.

(b)	The terms “valid and binding” as used in paragraph 3(b) above, means that the obligations assumed by the Company under the Indenture are of a type which the Irish courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement of obligations of a party to be performed after the date hereof may be limited by bankruptcy, insolvency, liquidation, court protection, reorganisation and other laws of general application relating to or affecting the rights of creditors as such laws may be applied in the event of bankruptcy, insolvency, liquidation, court protection, reorganisation or other similar proceedings with respect to such party;

(ii)	equitable remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of the Indenture and will not be available where damages are considered to be an adequate remedy;

(iii)	claims may become barred under the Irish Statute of Limitations of 1957 (as amended from time to time) or under other statutes or may be or become subject to defences of set-off or counterclaim (except to the extent that any right of set-off has been waived and is not required by the provisions of the rules applicable in a liquidation to be exercised);

(iv)	where obligations are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal or contrary to the public policy under the laws of the other jurisdiction; and

(v)	enforcement of obligations may be invalidated by reason of fraud, misrepresentation, mistake or duress or by the provisions of Irish law applicable to contracts held to have been frustrated by events happening after their execution.

(c)	Any provision of any of the Documents which provides for interest to be paid on overdue amounts at a rate higher than the predefault rate may amount to a penalty under the laws of Ireland and may therefore not be recoverable.

(d)	Any provision in the Documents providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(e)	Provisions as to severability may not be binding under the laws of Ireland as the question of whether or not any provision of any of the Documents which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof in order to save such other provisions would be determined by an Irish court at its discretion.

(f)	An agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing.

(g)	As regards jurisdiction, the courts of Ireland may stay proceedings if concurrent proceedings are being brought elsewhere.

(h)	Whilst in the event of any proceedings being brought in the Irish courts in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have power to give a judgement expressed as an order to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of any currency or conversion clause and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, Irish law may require that all clauses or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

(i)	The effectiveness of terms exculpating any party to the Documents from a liability or duty otherwise owed are limited by law.

(j)	The 2014 Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues, if an examiner is appointed, for so long as the examiner remains appointed (maximum period of 100 days). Prohibited steps include steps taken to enforce any guarantees or security, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

Yours faithfully

/s/ MATHESON